UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: January 8, 2009
Ormat Technologies, Inc.
(Exact name of registrant as specified in its charter)
Commission File No. 001-32347

Delaware	No. 88-0326081

(State of Incorporation)	(I.R.S. Employer
Identification No.)

6225 Neil Road, Reno, Nevada	89511

(Address of principal executive offices)	(Zip code)
Not Applicable
(Former name or former address, if changed since last report)
Registrant’s telephone number, including area code: (775) 356-9029
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Item 1.01. Entry into a Material Definitive Agreement.
On January 8, 2009, Ormat Technologies, Inc. (the “Registrant”) announced that its indirect wholly-owned subsidiary, OrPower 4, Inc. (“OrPower 4”), entered into the following agreements for the financing of its Olkaria III geothermal power project in Kenya (collectively, the “Agreements”): a Common Terms Agreement dated January 5, 2009 with DEG — Deutsche Investitions-Und Enticklungsgesellschaft MBH (“DEG”) and Société de Promotion et de Participation pour la Coopération Economique (“PROPARCO”), as original lenders, DEG, in its capacity as Global Agent, and BNY Corporate Trustee Services Limited, as Offshore Security Agent; individual facility loan agreements, each also dated January 5, 2009, with DEG and PROPARCO, referred to as the DEG A Loan Agreement, Proparco A Loan Agreement, DEG B Loan Agreement, and DEG C Loan Agreement.
The Agreements provide OrPower 4 with up to $105 Million of senior secured debt, subject to the terms and conditions of the Agreements, including OrPower 4’s fulfillment of customary conditions precedent to disbursement of the loans. The proceeds of the loans will be applied by OrPower 4 to certain approved costs of the Olkaria III geothermal power project. Loans under the Agreements will have a scheduled maturity of ten (10) years, and will bear interest at LIBOR plus 4%, but OrPower 4 has an option, subject to agreement with the Lenders, to convert all (or, subject to an exception provided, substantially all) of the loans to a fixed rate of interest. Principal and interest payments under the Agreements are due semi-annually (each June and December), with principal payments commencing on December 15, 2009. OrPower 4 has a right to make voluntary prepayments of all or a portion of the loans (subject to prior notice, minimum prepayment amounts, and a prepayment premium of 2% in the first two years after the end of the availability period for loans, reducing to 1% in the following three years, and without premium thereafter). In addition, the loans are subject to customary mandatory prepayment, including from insurance and condemnation proceeds above certain threshholds and to the extent such proceeds are not otherwise applied to repair of the project in accordance with OrPower 4’s obligations under its power purchase agreement.
OrPower 4’s repayment and other obligations under the Agreements will be secured by substantially all of the assets of OrPower 4, including all property, plant and equipment, revenues, contract rights, and insurance, as well as by a pledge of all of the equity interests in OrPower 4 by Ormat Holding Corp., an indirect wholly-owned subsidiary of the Registrant that is the immediate parent entity of OrPower 4. The definitive security documents that will establish and govern the lenders’ security interest in the collateral remain to be finalized between OrPower 4 and its lenders and the perfection and registration of the collateral package constitutes one of the conditions precedent to loan disbursements.
The Agreements include representations, warranties, covenants and conditions precedent to disbursement of the loans that are customary for international project financings of this type, including covenants to comply with applicable environmental and social standards, meet prudent electricity standards and other operational requirements, and provide financial and other periodic reports. OrPower 4 is also required to maintain a debt service cover ratio, a projected debt service cover ratio, a debt to equity ratio, and an equity to total assets ratio (in each case as defined in, and subject to certain qualifications set forth in, the Agreements). In addition, OrPower 4 is subject to various restrictive covenants under the Agreements which include limitations on OrPower 4’s ability to incur additional indebtedness, pay dividends, make expenditures in excess of approved budgets, dispose of assets, change the nature of its business, or undertake mergers or other business combinations.
Under certain circumstances, the lending commitments under the Agreements may be terminated by the lenders and amounts outstanding under the loans may be accelerated. Such events of default include failure to pay any principal, interest or other amounts when due, failure to comply with covenants, breach of representations and warranties, non-payment or acceleration of other debt of OrPower 4 or certain of its affiliates, bankruptcy of OrPower 4 or certain of its affiliates, judgments rendered against OrPower 4, expropriation, change of control, failure by major project parties to comply with obligations under project related agreements, revocation or early termination of security documents or certain project related agreements, subject to various exceptions and notice, cure and grace periods.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
     The following exhibit is furnished as part of this report on Form 8-K:
99.1	Press release of the Registrant dated January 8, 2009.
Safe Harbor Statement
Information provided in this report on Form 8-K may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to the Registrant’s plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2008.
These forward-looking statements are made only as of the date hereof, and the Registrant undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORMAT TECHNOLOGIES, INC. (Registrant)
By	/s/ Yehudit Bronicki
Yehudit Bronicki
Chief Executive Officer

Date: January 8 , 2009

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release of Registrant dated January 8, 2009